EXHIBIT (d)
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                           PURCHASE AND SALE AGREEMENT

         PURCHASE AND SALE AGREEMENT, dated as of November 12, 2001, by and between Krupp Realty Limited Partnership-IV, a Delaware limited partnership with an address of One Beacon Street, Suite 1500, Boston, Massachusetts, 02108 ("SELLER"), and Walden Pond Limited Partnership, a Delaware limited partnership with an address of One Beacon Street, Suite 1500, Boston, Massachusetts 02108 ("PURCHASER").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, Seller owns the property and the buildings and other improvements situated thereon known as Walden Pond Apartments, located at 12850 Whittington, Houston, Texas 77077, having a tax assessor's parcel identification number of "115-085-000-0004, 0005, 0006" and being legally described as that certain 12 acre tract of land, or Reserve A1 and Reserve A2 in Ashford Crossing Section One, Harris County, Texas (the "PROPERTY");

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Property, upon and subject to the terms of this Agreement;

         WHEREAS, the general partner of Seller has duly authorized the sale of the Property; and

         WHEREAS, the general partners and limited partners of Purchaser have duly authorized the purchase of the Property.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                SALE OF PROPERTY
                                ----------------

         1.1 Seller hereby agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller:

                  (i) the Property, together with all of Seller's right, title and interest in and to all easements, fixtures and appurtenances appurtenant thereto;

                  (ii) all of Seller's right, title and interest in and to all leases of space at the Property; and

                  (iii) all personal property owned or leased by Seller which is located at, or used or useful in connection with, the Property.

         1.2 Upon the sale of the Property to Purchaser, Purchaser shall assume all obligations under the aforesaid leases and under all service contracts and similar

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agreements relating to the Property which are identified to Purchaser prior to the Closing (as defined in Section 4.1) and which the Purchaser elects to assume, in each case to the extent such obligations arise on or after the date of the Closing.

         1.3 The Property and the other items described in Section 1.1 shall at the Closing be free and clear of all liens and other encumbrances, other than (i) taxes not yet due and payable, (ii) matters an accurate survey and physical inspection of the Property would show, (iii) all Leases (defined in Section 4.2) and (iv) all matters of record, other than judgement liens, mechanics' liens and other monetary liens (other than taxes not yet due and payable), if any, the discharge of which, unless Purchaser agrees otherwise, shall be the responsibility of Seller.

         1.4 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS" EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT.

                                    ARTICLE 2
                           PURCHASE PRICE AND PAYMENT
                           --------------------------

         2.1 Purchaser shall pay Seller, as the purchase price of the Property, the sum of Twelve Million Eight Hundred Thousand Dollars ($12,800,000) (the "PURCHASE PRICE").

         2.2 The Purchase Price shall be paid to Seller by Purchaser on the Closing Date (as defined in Section 4.1) by wire transfer of immediately available funds to an account at a bank located in the United States of America designated by Seller. Notwithstanding the foregoing, if Purchaser is directed in writing by Seller, Purchaser will make payments to entities other than Seller.

                                    ARTICLE 3
                              CONDITIONS TO CLOSING
                              ---------------------

         3.1 The respective obligations of each party hereto to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions:

                  (i) this Agreement shall have been approved by the holders of a majority in interest of the investor limited partnership interests of Seller (excluding any such interests held by the general partners of Seller or their affiliates);

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                  (ii)     each of the parties shall have obtained the consent,
approval or waiver of each person or entity whose consent, approval or waiver shall be required in order for such party to consummate the transactions contemplated by this Agreement; and

                  (iii) no statute, rule, regulation or injunction shall have been enacted, promulgated or enforced by any governmental entity, and no action, suit, claim or administrative or arbitral proceeding shall be pending before any governmental entity which seeks to prohibit, restrain or enjoin the consummation of the transactions contemplated by this Agreement or which seeks to subject any party to substantial damages as a result of the consummation of the transactions contemplated by this Agreement.

         3.2 Until the Closing, Seller shall maintain its present insurance on the Property. Subject to Article 6, the risk of loss in and to the Property shall remain vested in Seller until the Closing. Buyer will obtain its own insurance on the Property at Closing.

                                    ARTICLE 4
                         THE CLOSING; CLOSING DELIVERIES
                         -------------------------------

         4.1 The closing of the transaction provided for in this Agreement (the "CLOSING") will be held at a time and place mutually agreed between the parties on the first business day following the satisfaction of the conditions set forth in Section 3.1 (the "SCHEDULED CLOSING DATE"); PROVIDED that Purchaser shall have a one-time right to schedule the Closing on a business day occurring at any time within 60 days following the Scheduled Closing Date. The date on which the Closing occurs is referred to as the "CLOSING DATE."

         4.2      At the Closing, Seller shall deliver the following to
Purchaser:

                  (i) a general warranty deed duly executed and acknowledged by Seller, in proper statutory form for recording, so as to convey to Purchaser fee simple title to the Property, subject to and in accordance with the provisions of this Agreement (the "DEED");

                  (ii)     [Intentionally Omitted]

                  (iii) an instrument (the "ASSIGNMENT") duly executed and acknowledged by Seller, in which Seller assigns to Purchaser all of Seller's right, title and interest as landlord in, to and under the leases or tenancies of all tenants and other occupants of the Property (the "LEASES") and the security deposits with interest to the extent provided in such Leases (which security deposits and interest amounts shall be paid over to Purchaser at the Closing or credited against other amounts payable by Seller to Purchaser at the Closing);

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                  (iv)     a list of the current rents now being collected on
each of the apartment units in the Property which includes: apartment number, unit type, tenant name, commencement and termination dates, lease rent and security deposits (including parking deposits and last month's rent, if any);

                  (v) an instrument duly executed and acknowledged by Seller in which Seller assigns to Purchaser all of Seller's right, title and interest in and to the utility deposits, if any, described in Section 4.5 hereof;

                  (vi) all other instruments and documents, including a statement of adjustments, provided for herein; Seller shall also make any other payments required by this Agreement to be paid by Seller;

                  (vii) an affidavit executed by or on behalf of Seller providing Seller's taxpayer identification number and a statement that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code, as amended and the regulations promulgated thereunder;

                  (viii)   the keys to the Property;

                  (ix) an instrument duly executed and acknowledged by Seller in which Seller assigns to Purchaser all of Seller's right, title and interest under any service or management contracts effecting the Property (the "SERVICE CONTRACTS") in effect as at the Closing Date, which instrument shall contain no warranties, express or implied;

                  (x) a letter to all tenants or other occupants of the Property (the "TENANTS") advising them (x) of the change in ownership of the Property and (y) directing them to pay Rent (as defined in Section 4.4(v)) to Purchaser or as Purchaser may direct; and

                  (xi) original or copies of payroll records and other files necessary for the administration of employees or contracts which Purchaser is required to assume pursuant to this Agreement.

         4.3 At the Closing, Purchaser will deliver to Seller the following:

                  (i) the Purchase Price as provided in Section 2.1 hereof (as adjusted pursuant to Section 4.4 hereof);

                  (ii) all other instruments and documents, including a statement of adjustments, provided for herein; Purchaser shall also make any other payments required by this Agreement to be paid by Purchaser;

                  (iii)    [Intentionally Omitted]

                  (iv) an instrument or counterparts of the Assignment described in Section 4.2(iii) hereof, duly executed and acknowledged by Purchaser, in which Purchaser assumes and agrees to observe and perform all of the obligations of Seller

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under the Leases which arise on and after the Closing Date and to indemnify
Seller in respect thereof; and

                  (v) an instrument or counterparts of the instrument described in Section 4.2(ix) hereof, duly executed and acknowledged by Purchaser, in which Purchaser assumes and agrees to observe and perform all of the obligations of Seller under the Service Contracts which arise on and after the Closing Date and to indemnify Seller in respect thereof.

         4.4 Subject to Section 4.6 hereof, the following items shall be shared between the parties as of 11:59 p.m. of the day immediately preceding the Closing Date (the "ADJUSTMENT DATE"):

                  (i) real estate taxes on the basis of the fiscal year for which assessed;

                  (ii) water, sewer and vault charges on the basis of the fiscal year for which assessed, on the basis of current bills and readings obtained by Seller from the appropriate governmental entity or a reputable water meter reading company within fifteen (15) days prior to the Adjustment Date. Notwithstanding the foregoing, Seller shall not be responsible for paying and no adjustment will be made between Purchaser and Seller for water, sewer and vault charges which are the direct responsibility of any of the Tenants;

                  (iii) fees or charges for all transferable licenses and permits, if any;

                  (iv) fuel on hand based on Seller's cost therefor (including sales tax, if any), based on a written statement of the computation and measurements thereof by Seller's regular suppliers based on a reading performed no earlier than fifteen (15) days prior to the Closing Date;

                  (v) rents as and when collected. The word "RENTS" as used in this Section 4.4(v) shall be deemed to include fixed monthly rents as well as any additional rents or other income payable by Tenants. The term "COSTS OF COLLECTION" shall mean and include reasonable attorneys' fees and other costs incurred by Purchaser or Seller in collecting any Rents, but shall not include the regular fees payable to any managing agent of the Property, the payroll cost of either party's employees or any other internal costs or overhead of either party.

                           (a) Any Rent collected by Purchaser subsequent to the Closing (whether due and payable prior to or subsequent to the Adjustment Date), net of costs of collection properly allocated thereto, if any, shall be applied first to the month in which the Closing occurs (and shared between the parties as of the Adjustment
         Date), next in payment of Rents then due on account of such Tenant's current monthly rental, and next in payment of delinquent Rents owed by such Tenant in the reverse order in which they were due, remitting promptly to Seller any balance properly allocable to Seller's period of ownership. Purchaser shall

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         bill and use commercially reasonable efforts to collect such Rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any Rent arrearages.

                           (b) After the Closing, Seller shall continue to have the right, in its own name and at its own expense, to demand payment of and to collect Rent arrearages owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant. Purchaser agrees to cooperate with Seller in connection with all efforts by Seller to collect such Rents and to take all steps, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, upon demand, of any relevant books and records, the execution of any and all consents or other documents, and the undertaking of any action reasonably necessary for the collection of such Rents by Seller.

                  (vi) the cost of all materials, supplies and other items purchased and paid for by Seller for the Property in the ordinary course of business which are not in use and are not in damaged or unusable condition as at the date of the Closing, and the cost of all such supplies ordered for the Property in the ordinary course of business and paid for in whole or in part by Seller, but not received by the date of the Closing. Prior to conducting any inventory of such items Seller shall give Purchaser reasonable advance notice and an opportunity to be present during the performance of the inventory. At the Closing, Purchaser shall reimburse Seller for the cost of all such supplies previously paid for by Seller and shall assume the costs of all such supplies ordered in the ordinary course of business and not paid for by Seller;

                  (vii) wages, payroll taxes, welfare benefits, vacation pay and other fringe benefits (in accordance with the applicable union contract, if any) for any employee of Seller which employee Purchaser elects to retain is to be assumed by Purchaser pursuant to this Agreement;

                  (viii) charges payable under the Service Contracts with respect to the Property which are assumed by Purchaser; and

                  (ix) all other items customarily apportioned in connection with the sale of properties similar to the Property in the State of Texas.

         4.5 Seller shall cause all electricity, gas and other utility meters to be read on the day preceding the Adjustment Date, or as close thereto as may be reasonably possible, and shall pay all bills rendered as a result of such readings. The cost of such utilities for the period, if any, between the date of the meter reading and the Adjustment Date shall be adjusted on the basis of the most recently issued bill therefor. If Seller does not obtain such a meter reading for any such utility, the adjustment therefor shall be on the basis of the most recently issued bill therefor. At the Closing, Purchaser shall reimburse Seller in an amount equal to all deposits, if any, made by Seller with any utility company which will remain on deposit for the benefit of Purchaser subsequent to the

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Closing, notwithstanding any provision in this Section 4.5 to the contrary.
Notwithstanding any provision in this Section 4.5 to the contrary, Seller will not be required to obtain meter readings for any utilities for which Tenants are directly liable for the payment thereof.

         4.6 The amount of any unpaid taxes, water charges and sewer rents which Seller is obligated to pay and discharge, with the interest and penalties thereon to a date not less than two business days after the Closing Date, may at the option of Seller be allowed to Purchaser out of the Purchase Price, provided official bills therefor with interest and penalties thereon figured to said date are furnished by Seller at the Closing.

                                    ARTICLE 5
                                    COVENANTS
                                    ---------

         5.1 Purchaser shall pay at the Closing all recording and filing fees and charges, and all survey charges and Seller shall pay all title insurance charges. No part of the Purchase Price hereunder will be paid by Purchaser for the personal property transferred hereunder. However, if any part of the Purchase Price is deemed by any governmental or administrative body to have been paid for such personal property, Purchaser will be solely responsible for the sales tax (if any) payable in connection therewith and will indemnify Seller therefor and against any claim, liability or damage resulting from any obligations arising from Purchaser's failure to pay the amount of any such sales tax. Each party shall pay the fees and disbursements of its own counsel. The provisions of this Article 5 shall survive the Closing.

         5.2 From the date hereof until the Closing, Seller shall continue to operate the Property in the ordinary course consistent with past practice.

                                    ARTICLE 6
                       DAMAGE OR DESTRUCTION; CONDEMNATION
                       -----------------------------------

         6.1 If by reason of fire or other casualty a Material (hereinafter defined) portion of the buildings and improvements located on the Property shall be destroyed or significantly damaged (the "LOSS") prior to the Closing then Purchaser may by notice given no later than 10 business days after Seller has given Purchaser notice of the Loss, terminate this Agreement, in which event this Agreement shall become null and void and neither party hereto shall have any rights or obligations to the other hereunder or by reason hereof, other than those provisions of this Agreement which specifically survive the termination of this Agreement.

         6.2 If Purchaser has not elected to terminate this Agreement, if permitted to do so under Section 6.1, or if, at any time from the date hereof until the Closing a portion of the buildings and improvements located on the Property which is not Material shall be damaged or destroyed, neither party shall have the right to terminate this Agreement as a result of such damage or destruction and the purchase price shall not be reduced on account thereof; PROVIDED, HOWEVER, that Seller will assign, transfer and convey to Purchaser all of Seller's right, title and interest in and to any insurance

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

proceeds that may be made or paid to Seller for the portion of the buildings and improvements located on the Property so damaged or destroyed. If all or any portion of such insurance proceeds has already been received by Seller, then the amount so received (less the costs of collection, if any, and any expenses incurred by Seller for the temporary protection and/or restoration of the Property) shall be paid or allowed to Purchaser at the Closing, without interest.

         6.3 As used herein, a loss shall be deemed Material if 10% or more of the buildings and improvements located on the Property are destroyed or significantly damaged.

                                    ARTICLE 7
                                  MISCELLANEOUS
                                  -------------

         7.1      This Agreement may be terminated at any time prior to the
Closing:

                  (i)      by mutual written consent of Seller and Purchaser;

                  (ii) by either Seller or Purchaser if the Closing shall not have occurred by December 6, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause 7.1(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

         7.2 In the event of a termination of this Agreement by either party, as provided in this Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either party or their respective partners, except with respect to Article 5 and this Section
7.1. Nothing herein shall relieve any party of liability with respect to any breach by any party hereto of this Agreement.

         7.3 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         7.4 This Agreement and the instruments referred to herein embody the entire agreement and understanding between the parties relating to the subject matter hereof and may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

         7.5 This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year first above written.


                                   SELLER:


                                   KRUPP REALTY LIMITED PARTNERSHIP-IV


                                   By:  The Krupp Corporation,
                                        its General Partner


                                   By:  /s/ David Quade
                                        ---------------------------------------
                                        Name:   David Quade
                                        Title:  Executive Vice President



                                   PURCHASER:


                                   WALDEN POND LIMITED PARTNERSHIP


                                   By:  Walden Pond Texas, L.L.C.,
                                        its General Partner


                                   By:  /s/ David Quade
                                        ---------------------------------------
                                        Name:   David Quade
                                        Title:  Executive Vice President





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